Exhibit 4(h)
AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE
     This Agreement of Resignation, Appointment and Acceptance, dated February 13, 2007, is made by and among Sysco Corporation and Sysco International Co., a wholly-owned subsidiary of Sysco Corporation; both herein referred to as the “Issuer” (the “Issuer”), U.S. Bank National Association, a banking corporation with trust powers duly organized and existing under the laws of the United States of America and having its principal corporate trust office at 5555 San Felipe Street, Suite 1150, Houston, Texas 77056 (the “Bank”) and The Bank of New York Trust Company, N. A.(“BNYTC”), a national banking association duly organized and existing under the laws of the United States and having its principal office in Los Angeles, California.
RECITALS:
     WHEREAS, the Issuer and the Bank entered into one or more trust indentures, paying agency agreements, registrar agreements, or other relevant agreements as such are more particularly described in the Exhibit under the section entitled “Agreements” (individually and collectively referred to herein as the “Agreements”) under which the Bank was appointed in the capacity or capacities identified in the Exhibit (individually and collectively the “Capacities”);
     WHEREAS, the Issuer desires to appoint BNYTC as the successor to the Bank in its Capacities under the Agreements; and
     WHEREAS, BNYTC is willing to accept such appointment as the successor to the Bank in its Capacities under the Agreements.
     NOW, THEREFORE, the Issuer, the Bank and BNYTC, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:
ARTICLE I
THE BANK
     SECTION 1.01. The Bank hereby resigns from its Capacities under the Agreements.
     SECTION 1.02. The Bank hereby assigns, transfers, delivers and confirms to BNYTC all right, title and interest of the Bank in its
Capacity(s) relating to the Agreements.
ARTICLE II
THE ISSUER
     SECTION 2.01. The Issuer hereby accepts the resignation of the Bank from its Capacities under the Agreements.
     SECTION 2.02. All conditions relating to the appointment of BNYTC as the successor to the Bank in its Capacities under the Agreements have been met by the Issuer, and the Issuer hereby appoints BNYTC to its Capacities under the Agreements with like effect as if originally named to such Capacities under the Agreements.
ARTICLE III
BNYTC
     SECTION 3.01. BNYTC hereby represents and warrants to the Bank and to the Issuer that BNYTC is not disqualified to act in the Capacities under the Agreements.
     SECTION 3.62. BNYTC hereby accepts its appointment to the Capacities under the Agreements and accepts and assumes the rights, powers, duties and obligations of the Bank under the Agreements, upon the terms and conditions set forth therein, with like effect as if originally named to such Capacities under the Agreements.
ARTICLE IV
MISCELLANEOUS
     SECTION 4.01. This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of 12:01 A.M. local Los Angeles time on the Effective Date set forth in the Exhibit.
     SECTION 4.02. This Agreement shall be governed by and construed in accordance with the laws of the State of New York
     SECTION 4.03. This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument,
     SECTION 4.04. The persons signing this Agreement on behalf of the Issuer, BNYTC and the Bank are duly authorized to execute it on behalf of the each party, and each party warrants that it is authorized to execute this Agreement and to perform its duties hereunder.
     SECTION 4.05. The Issuer represents that it is the type of entity as identified in the Exhibit and has been duly organized and is validly existing under the laws of the jurisdiction and with the principal office as identified in the Exhibit.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed and acknowledged all as of the day and year first above written.

Sysco Corporation
By:	/s/ Kathy Oates Gisk
	Name:	Kathy Oates Gisk
Title V.P. & Assistant Treasurer

Sysco International Co.
By:	/s/ Kathy Oates Gisk
	Name:	Kathy Oates Gisk
	Title:	Assistant Treasurer

U.S. Bank National Association
By:	/s/ Steven A. Finklea
	Name:	Steven A. Finklea
	Title:	Vice President

The Bank of New York Trust Company, N.A.
By:	/s/ Mauri J. Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President

EXHIBIT A
Issuer: Sysco Corporation and Sysco International Co. as outlined below
Effective Date: February 13, 2007
Agreement(s): As listed below

	The Bank of	Description of
	New York’s	relevant	The Bank of New
Name/Description of transaction	Account Nos.,	Agreement & Date	York’s Capacity(s)

SYSCO Corp Notes, 7.25% due 4/15/07	SYSCO07	Trust Indenture	Trustee, Paying
Agent and Registrar

SYSCO International, 6.10.% due 6/01/12	SYSCOINTL	Trust Indenture	Trustee, Paying
Agent and Registrar

SYSCO Corp Notes, 4.60% due 3/15/14	SYSCO14	Trust Indenture	Trustee, Paying
Agent and Registrar

SYSCO Corp Notes, 7.16% due 4/15/27	SYSCO727	Trust Indenture	Trustee, Paying
Agent and Registrar

SYSCO Corp Notes, 6.50% due 08/01/28	SYSCO07	Trust Indenture	Trustee, Paying
Agent and Registrar

SYSCO Corp Notes, 5.375% due 9/21/35	SYSCO35	Trust Indenture	Trustee, Paying
Agent and Registrar